D&E COMMUNICATIONS, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

This amended and restated D&E Communications, Inc. Supplemental Executive Retirement Plan (the “SERP”) is hereby adopted and made effective this 30th day of October, 2008.

WITNESSETH:

WHEREAS, D&E Communications, Inc. (the “Company”) desires to continue to obtain all of the benefits which flow from maintaining a strong management team by providing to executive and upper level management employees a supplemental retirement benefit and by offering benefits that will assist in attracting and retaining executive and upper level management employees of outstanding ability;

WHEREAS, effective 23rd day of February, 2005, D&E established the SERP (“Original SERP”) which is an unfunded plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management and highly compensated employees as described in section 201(2), 301(3) and 401(l) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);

WHEREAS, the benefits provided under the SERP are intended to be in addition to other employee retirement benefits provided by the Company under the D&E Communications, Inc. Employees’ Retirement Plan, a tax-qualified retirement plan sponsored by the Company (the “Qualified Retirement Plan”); and

The Company now desires to amend and restate the Original SERP, replacing the Original SERP, for the limited purpose of complying with certain restrictions that are now applicable under section 409A of the Internal Revenue Code (the “Code”) to nonqualified deferred compensation arrangements, to avoid the adverse individual tax consequences that would result from non-compliance with Code section 409A, on the terms and conditions contained in this SERP.

NOW, THEREFORE, the Company hereby establishes the SERP as set forth herein.

ARTICLE I.

COVERAGE

1.1       Eligible Individuals. The SERP shall cover such individuals (hereinafter referred to collectively as the “Members” and individually as a “Member”) as the Board of Directors of the Company may from time to time hereafter designate for participation, either by resolution of such Board or by Board approval of a written Employment Agreement that provides for SERP participation.

ARTICLE II.

BENEFIT AMOUNT AND VESTING

2.1       Benefit Amount and Vesting. The amount of the accrued annual retirement benefit of each Member hereunder at any point in time shall be equal to the difference between the benefit amount of the Member’s then-determined accrued annual retirement benefit under the Qualified Retirement Plan and the qualified retirement benefit the Executive would have accrued under the Qualified Retirement Plan if the Executive had remained employed by D&E through the end of the Initial Term, any applicable Extended Term, or any applicable Transition Date, as such terms are defined in the Member’s Employment Agreement (hereinafter referred to as the “Supplemental Retirement Benefit”). The Supplemental Retirement Benefit shall be an amount payable to the Member as a life annuity commencing the first day of the month after the Member’s sixty fifth birthday or, if later, the first day of the month after the Member’s termination of employment with the Company. The Supplemental Retirement Benefit shall be vested and become payable only if the Member’s employment with the Company is terminated (i) by the Company “Without Cause” (as defined in the Member’s Employment Agreement), (ii) by the Member for “Good Reason” (as defined in the Member’s Employment Agreement), or (iii) by the Member without “Good Reason” following a “Change of Control” (as defined in the Member’s Employment Agreement) under conditions that qualify the Member for payment of the “transition Amount” (as defined in the Member’s Employment Agreement), provided that in any such case the termination constitutes a separation from service for purposes of Internal Revenue Code Section 409A. The Supplemental Retirement Benefit shall be payable pursuant hereto independent of and in addition to the Member’s Qualified Retirement Plan benefit.

2.2       Liability of Company. The SERP constitutes a mere promise by the Company to make the benefit payments in the future. The right of any Member to receive one or more payments under the SERP shall be an unsecured claim against the general assets of the Company. Any liability of the Company to any Member with respect to a right to payment shall be based solely upon contractual obligations created by the SERP. The Company, the Board of Directors of the Company and/or any other individual or entity shall not be deemed to be a trustee of any amounts to be paid under the SERP. Nothing contained in the SERP, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and a Member, or any other individual or entity. In no event shall any employee, officer, director, or stockholder of the Company be liable to any individual or entity on account of any claim arising by reason of the SERP provisions or any instrument or instruments implementing its provisions, or for the failure of any Member or other individual or entity to be entitled to any particular tax consequences with respect to the SERP or any credit or payment thereunder.

ARTICLE III.

DISTRIBUTION OF BENEFITS

3.1       Form of Benefit. The Supplemental Retirement Benefit of a Member shall be an annual payment made on the Commencement Date hereinafter defined and on each subsequent anniversary of the Commencement Date occurring prior to the date of the Member’s death. The

2

Member’s election under the Qualified Retirement Plan of any optional form of payment of the Qualified Retirement Plan benefit (with the valid consent of the Member’s surviving spouse, where required under the Qualified Retirement Plan) shall be independent of and have no bearing upon the payment of the Supplemental Retirement Benefit.

3.2       Commencement of Benefit. Payment of the Supplemental Retirement Benefit to a Member shall commence only if the Member’s employment with the Company is terminated by the Company without Cause, is terminated by the Member for Good Reason, or is terminated by the Member without Good Reason in connection with a Change of Control under conditions where a Supplemental Retirement Benefit is payable under the Member’s Employment Agreement, and the Commencement Date shall be the first day of the month following the later of (a) the date that is at least six months after the Member’s termination date or (b) the Member’s sixty fifth birthday.

3.3       Actuarial Equivalent. The amount of a SERP benefit which commences at any time prior to the Member’s attainment of age sixty five (65) shall be the actuarial equivalent of the Supplemental Retirement Benefit determined by the same actuarial adjustment factors as those specified in the Qualified Retirement Plan with respect to determination of the amount of the Qualified Retirement Plan benefit payable on a date in advance of a participant’s attainment of age sixty five (65).

ARTICLE IV.

NONALIENATION OF BENEFITS

4.1       Nonalienation of Benefits. The interests of the Members under the SERP are not subject to the claims of their creditors and may not be voluntarily or involuntarily sold, transferred, alienated, assigned, pledged, anticipated, or encumbered, attached or garnished. Any attempt by a Member or any other individual or entity to sell, transfer, alienate, assign, pledge, anticipate, encumber, attach, garnish, charge or otherwise dispose of any right to benefits payable under this SERP shall be void. The Company may cancel and refuse to pay any portion of a Supplemental Retirement Benefit which is sold, transferred, alienated, assigned, pledged, anticipated, encumbered, attached or garnished. The withholding of taxes from SERP payments, the recovery of SERP overpayments of benefits made to a Member, the transfer of SERP benefit rights from the SERP to another plan, or the direct deposit of SERP payments to an account in a financial institution (if not actually a part of an arrangement constituting an assignment or alienation) shall not be construed as assignment or alienation under this Article VII.

ARTICLE V.

AMENDMENT AND TERMINATION

5.1       Amendment and Termination. The Company reserves the right to amend or alter, retroactively or prospectively, or discontinue this SERP at any time. Such action may be taken by the Board of Directors of the Company, by unanimous written consent or resolution of the Board of Directors of the Company adopted at a convened meeting of said Board of Directors. However, no such amendment shall deprive any Member of any portion of any Supplemental Retirement Benefit which is currently payable or would have been payable had the Member's

3

employment with the Company terminated without Cause or for Good Reason on the effective date of such amendment or termination. Notwithstanding the provisions of this Article XIII to the contrary, the Company may amend the SERP at any time, in any manner, if the Company determines any such amendment is required to ensure that the SERP is characterized as providing retirement benefits for a select group of management or highly compensated employees and as described in ERISA Sections 201(2), 301(a)(3) and 401(a)(1) or to otherwise conform the SERP to the provisions of any applicable law including ERISA and the Internal Revenue Code.

ARTICLE VI.

GENERAL PROVISIONS

6.1       Good Faith Payment. Any payment made in good faith in accordance with provisions of the SERP shall be a complete discharge of any liability for the making of such payment under the provisions of this SERP.

6.2       Binding Effect. The provisions of this SERP shall be binding upon the Company and its successors and assigns and upon every Member and his or her heirs, estate, executors and legal representatives.

6.3       Member Change of Address. Each Member entitled to a Supplemental Retirement Benefit shall file with the Company, in writing, any change of post office address. Any check representing payment and any communication addressed to a Member or a former Member at this last address filed with the Company, or if no such address has been filed, then at his last address as indicated on the Company's records, shall be binding on such Member for all purposes of the SERP, and the Company or other payer shall not be obliged to search for or ascertain the location of any such Member. If the Company is in doubt as to the address of any Member entitled to benefits or as to whether benefit payments are being received by a Member, it shall, by registered mail addressed to such Member at his last known address, notify such Member that:

(a)       All unmailed and future Supplemental Retirement Benefit payments shall be withheld until Member provides the Company with evidence of such Member’s continued life and proper mailing address; and

(b)       Member’s right to any Supplemental Retirement Benefit payment shall, at the option of the Board of Directors of the Company, be canceled forever, if, at the expiration of five (5) years from the date of such mailing, such Member shall not have provided the Company with evidence of his continued life and proper mailing address.

6.4       Notices. Each Member shall furnish to the Company any information the Company deems necessary for purposes of administering the SERP, and the payment provisions of the SERP are conditional upon the Member furnishing promptly such true and complete information as the Company may request. Each Member shall submit proof of his age when required by the Company. Any notice or information which, according to the terms of the SERP

4

or requirements of the Company, must be filed with the Company, shall be deemed so filed if addressed and either delivered in person or mailed to and received by the Company at:

D&E Communications, Inc.

Attn: Benefits Committee

130 East Main Street

Ephrata, PA 17522-0458

6.5       Claims. Any claim for a Supplemental Retirement Benefit by a Member must initially be submitted in writing to the Company. If such claim is denied (in whole or in part), the claimant and/or Member shall receive notice from the Company, in writing, setting forth the specific reasons for denial, with specific reference to applicable provisions of this SERP. Such notice shall be provided within ninety (90) days of the date the claim for a Supplemental Retirement Benefit is received by the Company, unless special circumstances require an extension of time for processing the claim, in which event notification of the extension shall be provided to the claimant and/or Member prior to the expiration of the initial ninety (90) day period. The extension notification shall indicate the special circumstances requiring the extension of time and the date by which the Company expects to render its decision. Any such extension shall not exceed ninety (90) days. Any disagreements about such interpretations and construction may be appealed in writing by the claimant and/or Member to the Company within sixty (60) days. After receipt of such appeal, the Company shall respond to such appeal within sixty (60) days, with a notice in writing fully disclosing its decision and its reasons. If special circumstances require an extension of time to process the appealed claim, notification of the extension shall be provided to the claimant and/or Member prior to the commencement of the extension. Any such extension shall not exceed sixty (60) days. No member of the Board of Directors, or any committee thereof, or any employee or officer of the Company, shall be liable to any individual or entity for any action taken hereunder, except those actions undertaken with lack of good faith.

6.6       Action by Board of Directors. Any action required to be taken by the Board of Directors of the Company pursuant to the SERP provisions may be performed by a committee of the Board, to which the Board of Directors of the Company delegates the authority to take actions of that kind.

6.7       Governing Law. To the extent not superseded by the laws of the United States, the laws of the Commonwealth of Pennsylvania shall be controlling in all matters relating to this SERP.

6.8       Severability. In the event any provision of this SERP shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the SERP, and the SERP shall be interpreted and enforced as if such illegal and invalid provisions had never been set forth.

5

IN WITNESS WHEREOF, the SERP has been executed the day and year first above written.

Attest: ____________________	D&E COMMUNICATIONS, INC.

____________________________________	By: ________________________________
Witness	Title:

___________________________________	And
Witness	Title:

6